LODGIAN, INC.
                                                        3445 PEACHTREE ROAD
                                                        ATLANTA, GA 30326
                                                        www.lodgian.com
                                                        NYSE:  LOD

                                                               [GRAPHIC OMITTED]


AT LODGIAN, INC.
Robert Cole               Thomas Eppich
Chief Executive Officer   Chief Financial Officer
rcole@lodgian.com         teppich@lodgian.com
(404) 365-3800            (404) 365-4469


AT THE FINANCIAL RELATIONS BOARD / BSMG (WWW.FRBINC.COM)
Todd Tarbox                Georganne Palffy          Darcy Bretz
General Information        Analysts/Investors        Media Inquiries
ttarbox@frb.bsmg.com       gpalffy@frb.bsmg.com      dbretz@frb.bsmg.com
(312) 640-6742             (312) 640-6768            (312) 640-6756


FOR IMMEDIATE RELEASE
TUESDAY, JULY 25, 2000


              LODGIAN ANNOUNCES PORTFOLIO OF HOTELS TO BE
              SOLD AND DATE OF ANNUAL SHAREHOLDER MEETING

ATLANTA--JULY 25, 2000--LODGIAN, INC., (NYSE: LOD), today announced that it has entered into an Agreement to sell ten of the Company's hotels, located in Alaska, California, Idaho, New Mexico and Oregon to Sunstone Hotel Investors, LLC for $132 million in cash. The closing of this transaction is anticipated to occur no later than September 30, 2000 and is subject to customary closing conditions. Proceeds will be used substantially to pay down debt.

"This transaction is consistent with Lodgian's previously announced strategy of reducing debt by selling hotels, particularly those properties in markets where the Company has concerns regarding future business trends," commented Robert S. Cole, Lodgian's Chief Executive Officer. "The pricing of this deal not only reflects an attractive cash flow multiple given today's overall hotel real estate market environment, but also reflects a meaningful premium to the Company's 2000 EBITDA multiple implied by our current stock price. In addition, closing this transaction will be a significant step towards improving Lodgian's overall leverage."

The properties to be sold include five Holiday Inns, two Hilton Garden Inns, as well as one Sheraton, one Courtyard by Marriott, and one Marriott, comprising a total of 2,135 rooms (see attached schedule). Several of these hotels are in markets that are experiencing some level of weakness as a result of recent, significant additions to supply.

The purchase price reflects an approximate 11% capitalization rate, after capital reserves and management fees, of the 2000 estimated cash flow of the hotels to be sold or a multiple of 8x earnings before interest, taxes, depreciation and amortization (EBITDA). Upon closing, Lodgian will reduce its annual interest expense by more than $11 million, based on current interest rates. The Company expects to record a pre-tax loss associated with the sale of these hotels of approximately $50 million. There are other potential transactions in various stages of the Company's disposition pipeline, which, if they occur, will result in gains that would somewhat offset this loss.

Additionally, Lodgian announces that its Annual Shareholder Meeting has been scheduled for October 12, 2000. The meeting will take place at 10:00 A.M. in Atlanta and further details will be provided at a later date.

ABOUT LODGIAN

Lodgian, Inc. owns or manages a portfolio of 128 hotels with approximately 24,000 rooms in 35 states and Canada. The hotels are primarily full service, providing food and beverage service, as well as meeting facilities. Substantially all of Lodgian's hotels are affiliated with nationally recognized hospitality brands such as Holiday Inn, Crowne Plaza, Marriott, Sheraton, Hilton, Doubletree and Westin.

Lodgian's common shares are listed on the New York Stock Exchange under the symbol "LOD". Lodgian is a component of both the Russell 2000(R) Index, representing small cap stocks, and the Russell 3000(R) Index, representing the broader market.

FORWARD-LOOKING STATEMENTS

Note: Statements in this press release that are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company's actual results in the future to differ materially from expected results. These risks include, among others, competition within the lodging and contract service industries; the relationship between supply and demand for hotel rooms; the effects of economic conditions; issues associated with the ongoing integration of the former Servico, Inc. and Impac Hotel Group, LLC; the acquisition and renovation of existing hotels and the development of new hotels; operating risks; the cyclical nature of the lodging industry; risks associated with the dependence on franchisers of the company's lodging properties; and the availability of capital to finance planned growth, as described in the company's filings with the Securities and Exchange Commission.

     FOR MORE INFORMATION ON LODGIAN TOLL-FREE VIA FAX, DIAL 1-800-PRO-INFO
                                (1-800-776-4636),
FOLLOW THE VOICE MENU PROMPTS AND ENTER THE COMPANY TICKER LOD (OR 563) OR VISIT
             THE LODGIAN PAGE ON THE FRB WEB SITE AT WWW.FRBINC.COM

                        VISIT LODGIAN AT WWW.LODGIAN.COM

                                     -more-

LODGIAN, INC.
ADD-2-


                               SCHEDULE OF HOTELS

Holiday Inn, Anchorage, AK - 251 rooms

Holiday Inn, Boise, ID - 265 rooms

Sheraton, Concord, CA - 324 rooms

Holiday Inn, Hollywood, CA - 160 rooms

Hilton Garden Inn, Lake Oswego, OR - 181 rooms

Courtyard by Marriott, Livermore, CA - 121 rooms

Marriott, Portland, OR - 249 rooms

Hilton Garden Inn, Rio Rancho, NM - 129 rooms

Holiday Inn, Riverside, CA - 286 rooms

Holiday Inn, Wilsonville, OR - 169 rooms

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